Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Kristina M. Broadbelt (for media)

Associate Director, PR & Advocacy

Phone (610) 321- 2358

Robert A. Doody Jr.

Assistant Director, Investor Relations

Phone (610) 321-6290

HALOZYME Contact:

Kurt Gustafson

Chief Financial Officer

Phone (858) 704-8272

VIROPHARMA AND HALOZYME THERAPEUTICS ANNOUNCE INITIATION OF

PHASE 2 EVALUATION OF SUBCUTANEOUS DELIVERY OF CINRYZE® (C1

ESTERASE INHIBITOR [HUMAN]) WITH HYALURONIDASE (rHuPH20)

Exton, PA, September 13, 2011 — ViroPharma Incorporated (Nasdaq: VPHM) and Halozyme Therapeutics (Nasdaq: HALO) announced today that ViroPharma has initiated an open-label, multi-dose Phase 2 study to evaluate the safety, and pharmacokinetics and pharmacodynamics of subcutaneous administration of Cinryze® (C1esterase inhibitor [human)] in combination with Halozyme’s Enhanze™ technology, a proprietary drug delivery platform using Halozyme’s recombinant human hyaluronidase enzyme (rHuPH20), in subjects with hereditary angioedema (HAE). Initiation of the clinical trial has triggered a milestone payment of $3 million to Halozyme.

“Routine prophylaxis with intravenous Cinryze has transformed the management of HAE for many patients who also have the option for self administration. The initiation of this first phase 2 study with a novel, subcutaneous combination product represents an exciting new development for patients and their physicians and is an important milestone for ViroPharma,” commented Jennifer Schranz, MD, ViroPharma’s vice president, clinical research. “Our goal is to optimize the overall convenience of self-administration therapy with a single subcutaneous injection. This is an important part of our efforts to continually enhance the Cinryze experience for both existing and future patients by providing them an alternative administration option.”

“The start of this Phase 2 subcutaneous trial in patients with HAE marks a great achievement for our partnership with ViroPharma, and I congratulate the team on this important accomplishment,” said Gregory Frost, Ph.D., Halozyme’s president and CEO. “Cinryze is the only HAE therapy approved for both routine prophylaxis against attacks along with self administration, and we expect this subcutaneous alternative to provide an important administration option.”

Halozyme’s proprietary rHuPH20 enzyme facilitates the absorption and dispersion of drugs or fluids that are injected under the skin. When injected under the skin, rHuPH20 transiently generates channels in tissues underlying the outer layers of the skin to increase the absorption and spread of injected drugs.

This open-label multiple-dose study will be conducted in subjects with hereditary angioedema who previously participated in the ViroPharma Phase 2 trial evaluating subcutaneous Cinryze when given alone. Qualified subjects will participate in a single 18-day study period, followed by a 30-day post-treatment follow-up. Subcutaneous administration of Cinryze 1000U and 2000U in combination with rHUPH20 will be assessed. Additional information about this Phase 2 subcutaneous Cinryze clinical trial can be found at clinicaltrials.gov.

Cinryze is the first and only U.S. FDA-approved C1 esterase inhibitor therapy indicated for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema, a rare, debilitating and potentially fatal disease. Cinryze is currently approved for intravenous administration. Cinryze is also approved by the EMA for the treatment and pre-procedure prevention of angioedema attacks in adults and adolescents with hereditary angioedema (HAE), and routine prevention of angioedema attacks in adults and adolescents with severe and recurrent attacks of hereditary angioedema (HAE), who are intolerant to or insufficiently protected by oral prevention treatments or patients who are inadequately managed with repeated acute treatment.

About Cinryze® (C1 esterase inhibitor [human])

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 esterase inhibitor product. In the U.S., Cinryze is approved by the FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. In the E.U., the product is approved by the EMA for the treatment and pre-procedure prevention of angioedema attacks in adults and adolescents with hereditary angioedema (HAE), and routine prevention of angioedema attacks in adults and adolescents with severe and recurrent attacks of hereditary angioedema (HAE), who are intolerant to or insufficiently protected by oral prevention treatments or patients who are inadequately managed with repeated acute treatment. Cinryze is for intravenous use only.

Severe hypersensitivity reactions to Cinryze may occur. Thrombotic events have occurred in patients receiving Cinryze, and in patients receiving off-label high dose C1 inhibitor therapy. Monitor patients with known risk factors for thrombotic events. With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening donors for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration.

The most common adverse reactions in clinical trials associated with Cinryze were rash, headache, nausea, erythema, phlebitis and local reactions at the injection site. Adverse events of sinusitis and upper respiratory infection also were observed in clinical trials. No drug-related serious adverse events (SAEs) were reported in clinical trials.

Please visit http://www.viropharma.com/products/cinryze.aspx for the full U.S. Prescribing Information; the prescribing information for other countries can be found at www.viropharma.com.

About Enhanze™ Technology

Enhanze™ technology is a proprietary drug delivery platform using Halozyme’s first approved enzyme, recombinant human hyaluronidase or rHuPH20. When formulated with other injectable drugs, Enhanze technology can facilitate the subcutaneous dispersion and absorption of these drugs. Molecules as large as 200 nanometers may pass freely through the extracellular matrix, which recovers its normal density within approximately 24 hours, leading to a drug delivery platform which does not permanently alter the architecture of the skin. The principal focus of Halozyme’s Enhanze technology platform is the use of rHuPH20 to facilitate subcutaneous administration for large molecule biological therapeutics, some of which currently require intravenous administration.

About Hereditary Angioedema (HAE)

HAE is a rare, severely debilitating, life-threatening genetic disorder caused by a deficiency of C1 inhibitor, a human plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unregulated, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. Patients with HAE experience approximately 20 to 100 days of incapacitation per year. There are estimated to be at least 6,500 people with HAE in the United States and at least 10,000 people in the European Union.

For more information on HAE, visit the HAEi’s (International Patient Organization for C1 Inhibitor Deficiencies) website at www.haei.org and the U.S. HAE Association’s website at: www.haea.org.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options, including C1 esterase inhibitor deficiency, pediatric epilepsy and C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE) and CDI; for prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s website, http://www.viropharma.com/. The company encourages investors to consult these sections for more information on ViroPharma and our business

About Halozyme

Halozyme Therapeutics is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the insulin, cancer, dermatology and drug delivery markets. The company’s product portfolio is based primarily on intellectual property covering the family of human enzymes known as hyaluronidases and additional enzymes that affect the extracellular matrix. Halozyme’s Enhanze(TM) technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. The company has key partnerships with Roche, Baxter, ViroPharma and Intrexon to apply Enhanze technology to therapeutic biologics including Herceptin®, MabThera®, immunoglobulin, Cinryze® and recombinant human alpha 1-antitrypsin. Halozyme’s Ultrafast Insulin program combines its rHuPH20 enzyme with mealtime insulins, which may produce more rapid absorption, faster action, and improved glycemic control. The product candidates in Halozyme’s pipeline target multiple areas of significant unmet medical need. For more information visit www.halozyme.com.

Forward Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events, including the therapeutic indication and use, safety, efficacy, tolerability and potential of Cinryze and our focus, goals, strategy, research and development programs, and ability to develop pharmaceutical products, commercialize pharmaceutical products, and execute on our plans including clinical development activities with Cinryze related to subcutaneous administration. There can be no assurance that that our clinical program with Cinryze utilizing subcutaneous administration in combination with rHuPH20 will yield positive results or support further development of Cinryze for subcutaneous administration in combination with rHuPH20. The FDA or EMA may view the data regarding subcutaneous administration of Cinryze in combination with rHuPH20 as insufficient or inconclusive, request additional data, require additional clinical studies, delay any decision past the time frames anticipated by us, limit any approved indications, or deny the approval of Cinryze for subcutaneous administration in combination with rHuPH20. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K for the year ended December 31, 2010 and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

# # #